                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sectioin 240.14a-11(c) or
     Section 240.14a-12

                            FARO TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

                            FARO TECHNOLOGIES, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                      COLOR LOGO OF FARO TECHNOLOGIES, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON APRIL 27, 1998



         Notice is hereby given that the Annual Meeting of Stockholders of FARO TECHNOLOGIES, INC. (the "Company") will be held at the offices of the Company, 125 Technology Park, Lake Mary, Florida, on Monday, April 27, 1998 at 10:00 A.M., local time, for the following purposes:

         1. To elect two directors, each to serve for a term of three years; and

         2. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on March 13, 1998 are entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

                                    By Order of the Board of Directors



March 25, 1998                      GREGORY A. FRASER, Ph.D.
                                    Secretary




STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                             FARO TECHNOLOGIES, INC.


                                 PROXY STATEMENT



         This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of FARO TECHNOLOGIES, INC., a Florida corporation (the "Company"), to be held on Monday, April 27, 1998 at 10:00 A.M., local time, at the offices of the Company, 125 Technology Park, Lake Mary, Florida, and at any adjournment or postponement thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Stockholders for the year ended December 31, 1997 are first being sent to stockholders on or about March 25, 1998.

         The close of business on March 13, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 9,959,241 shares of Common Stock, $.001 par value ("Common Stock"), each of which will be entitled to one vote.


                              ELECTION OF DIRECTORS

         The number of directors of the Company has been fixed by the Board of Directors (the "Board"), pursuant to the Company's Bylaws, at seven, divided into two classes of two directors each, and one class of three directors. At the meeting, Common Stock represented by proxies, unless otherwise specified, will be voted for the election of the two nominees hereinafter named to serve for a term of three years, each until his successor is duly elected and qualified.

         The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                     DIRECTOR     TERM
                       NAME                               AGE         SINCE      EXPIRES
                       ----                               ---         -----      -------
Alexandre Raab.....................................        72          1982        1998
Norman H. Schipper, Q.C............................        67          1982        1998


Alexandre Raab............................   Chairman of the Board of Advanced Agro
                                             Enterprises, a privately held company in
                                             Ontario, Canada, since 1991. From 1953
                                             through 1990, Mr. Raab was the principal
                                             shareholder and Chief Executive Officer of
                                             White Rose Nurseries, Ltd., a privately held
                                             horticultural firm. Mr. Raab is the father of
                                             Simon Raab.

Norman H. Schipper, Q.C...................   Formerly, a Partner in the Toronto office of
                                             the law firm of Goodman, Phillips & Vineberg
                                             from 1962 until his mandatory retirement as
                                             Partner on December 31, 1997; now Of Counsel
                                             to the firm.


          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                     DIRECTOR     TERM
                       NAME                               AGE         SINCE      EXPIRES
                       ----                               ---         -----      -------

Simon Raab, Ph.D...................................        44          1982        2000
Gregory A. Fraser, Ph.D............................        42          1982        1999
Hubert d'Amours....................................        58          1990        2000
Philip R. Colley...................................        59          1984        1999
Andre Julien.......................................        54          1986        2000

Simon Raab, Ph.D..........................   Chairman of the Board and Chief Executive
                                             Officer of the Company since its inception in
                                             1982, and President since 1986. Mr. Raab is a
                                             co-founder of the Company.

Gregory A. Fraser, Ph.D..................    Chief Financial Officer and Executive Vice
                                             President since May 1997, and Secretary and
                                             Treasurer of the Company since its inception
                                             in 1982. Mr. Fraser is a co-founder of the
                                             Company.

Hubert d'Amours..........................    President of Montroyal Capital, Inc. and
                                             Capimont, Inc., two venture capital
                                             investment firms, since 1990.

Philip R. Colley.........................    President of Colley, Borland and Vale
                                             Insurance Brokers, Ltd. in Ontario, Canada,
                                             since 1967.

Andre Julien.............................    Retired; former President and owner of
                                             Chateau Paints, Inc., a coatings and paint
                                             manufacturer in Montreal, Canada from 1969
                                             until his retirement in 1994. Mr. Julien also
                                             was a co-founder in 1970 and a major
                                             shareholder until 1977 of performance Sail
                                             Craft, Inc., a Montreal-based sailboat
                                             manufacturer which produces the Laser(TM)
                                             sailboat.

         Eight meetings of the Board were held during 1997. Each of the directors, except for Alexandre Raab, attended at least 75% of the meetings of the Board and the committees thereof of which he is a member during the periods which he served. Alexandre Raab, who did not serve on any committees of the Board during 1997, attended 63% of the meetings held by the Board.

         The Board has an Audit Committee, the members of which are Messrs. d'Amours, Julien and Simon Raab. There is no formal Chairman of the Audit Committee; however, Mr. Raab has served as its ad hoc Chairman for purposes of the orderly conduct of its meetings. The Audit Committee held one meeting during 1997. The

Audit Committee is responsible for reviewing the independence, qualifications and activities of the Company's independent certified accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's financial statements. The Audit Committee also reviews transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

         The Board has a Compensation Committee, the members of which are Messrs. d'Amours and Julien. During 1997, Martin Koshar, a former director, served on the Compensation Committee and presided as its Chairman. Mr. Julien currently serves as Chairman of the Compensation Committee. The Compensation Committee held one meeting during 1997. The Compensation Committee is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements and other benefits. In addition, the Compensation Committee administers the Company's 1993 Stock Option Plan, 1997 Employee Stock Option Plan, and 1997 Nonemployee Director Stock Option Plan.

         The Board does not have a Nominating Committee.

         Based solely upon review of Forms 4 and 5 for the 1997 fiscal year, no director or executive officer failed to timely file any reports required by
Section 16(a) of the Securities Exchange Act of 1934; however, Mr. Colley failed to report on the his Form 5 the transfer to C-Green Enterprises, Inc. of 80,343 shares of the Company's Common Stock formerly owned directly by him.

                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 13, 1998 (except as noted) by each person known to the Company to own beneficially more than five percent of the Company's Common Stock, each director, each nominee for election as a director, each executive officer, and all executive officers and directors as a group.

                                                                  AMOUNT            PERCENT
                                                              BENEFICIALLY             OF
                  NAME OF BENEFICIAL OWNER                       OWNED(1)            CLASS
                  ------------------------                       --------            -----
Simon Raab, Ph.D.(2)(9).................................               10               *
Gregory A. Fraser, Ph.D.(3)(9)..........................               10               *
Hubert d'Amours(4)......................................           68,521               *
Philip R. Colley(5).....................................          157,325             1.58%
Andre Julien(6).........................................          450,508             4.52%
Alexandre Raab(7).......................................          498,158             5.00%
Norman H. Schipper, Q.C.(8).............................          170,654             1.71%
HLM Management Co., Inc.(9).............................          503,100             5.16%
Wilmington Trust Company(10)............................        3,208,040            32.34%
All directors and executive officers as a group
  (8 persons)...........................................        1,345,186            13.51%

------------------------
*Less than one percent.                            See Footnotes following page.

FOOTNOTES:

(1) The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

(2) Held by Xenon Research, Inc. ("Xenon"). Simon Raab and Diana Raab, his spouse, own all of the outstanding capital stock of Xenon. On December 31, 1997, Xenon transferred 2,765,785 shares to the Xenon Research, Inc. Irrevocable Trust of 1997, UTD 12/31/97, of which Wilmington Trust Company is the Trustee, and Xenon is the sole beneficiary. The number of shares does not include 80,000 shares which Mr. Raab has the right to acquire at an exercise price of $13.20 per share pursuant to options which currently are not exercisable.

(3) On December 31, 1997, Gregory A. Fraser transferred 442,255 shares to the Gregory A. Fraser Irrevocable Trust of 1997, UTD 12/31/97, of which Wilmington Trust Company is the Trustee, and Mr. Fraser is the sole beneficiary. The number of shares does not include 60,000 shares which Mr. Fraser has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable.

(4) Represents 24,261 shares owned by Mr. d'Amours spouse, and includes 20,000 shares which Mr. d'Amours has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. d'Amours has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable.

(5) Represents 41,982 shares and 80,343 shares owned by 483663 Ontario, Ltd. and C-Green Enterprises, Inc., respectively, in which Mr. Colley has a controlling interest, and includes 35,000 shares which Mr. Colley has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Colley has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable.

(6) Represents 357,282 shares owned by Philanderer Tree, Inc., 58,226 shares owned by Philanderer Six, Inc., and includes 35,000 shares which Mr. Julien has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Julien has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. Mr. Julien is a shareholder and serves as an executive officer and director of Philanderer Tree, Inc. and Philanderer Six, Inc. and shares voting and dispositive power of the shares owned by Philanderer Tree, Inc. and Philanderer Six, Inc., each of which is a private investment company.

(7) Represents shares owned by Gaenal Holding, Inc., all of the capital stock of which is owned by Mr. Raab, and includes 35,000 shares which Mr. Raab has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Raab has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. The address of each of Mr. Raab and Gaenal Holding, Inc. is 675 Cocrane Drive, Suite 504, Markham, Ontario L3R 0B8, Canada.

(8) Represents 135,654 shares owned by Shanklin Investments, Limited, in which Mr. Schipper has a controlling interest, and includes 35,000 shares which Mr. Schipper has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Shipper has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable.

(9) The following information is derived from a Schedule 13G filed on February 18, 1998 by HLM Management Co., Inc. reflecting beneficial ownership as of December 31, 1997. HLM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting and dispositive power of the shares owned by it. The address of HLM Management Co., Inc. is 22 Berkeley Street, Boston, Massachusetts 02116.

(10) The following information is derived from a Schedule 13G and a Schedule 13G/A filed on January 10, 1998 and February 18, 1998, respectively, by Wilmington Trust Company and Wilmington Trust Corporation (sometimes collectively "Wilmington Trust") reflecting beneficial ownership as of December 31, 1997. Wilmington Trust is considered the "beneficial owner" in the aggregate of 3,208,040 shares of the Company's Common Stock, which shares represent 2,765,785 held by Wilmington Trust as Trustee of the Xenon Research, Inc. Irrevocable Trust of 1997 UTA December 31, 1997, and 442,265 shares held by Wilmington Trust as Trustee of the Gregory A. Fraser Irrevocable Trust UTA December 31, 1997. Wilmington Trust Company and its parent, Wilmington Trust Corporation, each have sole voting and dispositive power of all of the shares owned by each of the trusts. The address of each of Wilmington Trust Company and Wilmington Trust Corporation is 1100 North Market Street, Wilmington, Delaware 19890.


                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to compensation paid by the Company to the Chief Executive Officer and the Company's other executive officer:

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                             ----------------------------  ---------------------------------
                                                                                    AWARDS           PAYOUTS
                                                                  OTHER    ----------------------    -------
                                                                  ANNUAL   RESTRICTED   ALL OTHER
                                                                  COMPEN-     STOCK      OPTIONS/     LTIP     COMPEN-
                                              SALARY      BONUS   SATION     AWARD(S)      SARS      PAYOUTS   SATION
   NAME AND PRINCIPAL POSITION      YEAR        ($)        ($)      ($)        ($)          (#)        ($)       ($)
   ---------------------------      ----     --------   --------  -------  ----------   ---------    -------   -------
Simon Raab, Ph.D.                   1997     $160,000   $ 30,063                          80,000
   President, Chairman and Chief    1996     $130,000   $      0
   Executive Officer                1995     $100,000   $      0

Gregory A. Fraser, Ph.D.            1997     $116,083   $      0                          60,000
   Executive Vice President,        1996     $111,467   $ 11,643
   Chief Financial Officer,         1995     $ 91,980   $  4,191
   Secretary and Treasurer

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                        PERCENT OF                                     VALUE AT ASSUMED
                         NUMBER OF         TOTAL                                    ANNUAL RATES OF STOCK
                          SHARES       OPTIONS/SARS     EXERCISE                    PRICE APPRECIATION FOR
                        UNDERLYING      GRANTED TO         OR                             OPTION TERM
                       OPTIONS/SARS    EMPLOYEES IN    BASE PRICE    EXPIRATION    ------------------------
      NAME                GRANTED      FISCAL YEAR       ($/SH)         DATE             5%          10%
      ----             ------------    ------------    ----------    ----------    ------------  ----------
Simon Raab(1)             80,000           18.1%         $13.20       9/13/2007      $1,108,800  $1,161,600
Gregory A. Fraser(2)      60,000           13.6%         $12.00       9/13/2007      $  756,000  $  792,000

--------------------

(1) Exercisable 26,666 shares on or after September 13, 1998, and 26,667 shares on or after each of September 13, 1999 and 2000. Mr. Raab's options were granted at 110% of the public offering price in order to qualify for treatment as incentive stock options.

(2) Exercisable 20,000 shares on or after each of September 13, 1998, 1999, and 2000.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTIONS/SAR VALUE TABLE

                                                                                           VALUE OF
                                                                                          UNEXERCISED
                                                                                          IN-THE-MONEY
                                                                  NUMBER OF             OPTIONS/SARS AT
                                                                 UNEXERCISED               FY-END ($)*
                       SHARES ACQUIRED                          OPTIONS/SARS      -----------------------------
      NAME               ON EXERCISE      VALUE REALIZED ($)    AT FY-END (#)      EXERCISABLE   UNEXERCISABLE
      ----             ---------------    ------------------    -------------      -----------   -------------
Simon Raab(1)                                                       80,000             $ 0          $945,000
Gregory A. Fraser(2)                                                60,000             $ 0          $708,750

--------------------
*Based on the average high and low sales prices of the Company's Common Stock on December 31, 1997 as quoted on The Nasdaq Stock Market.

(1) Of the 80,000 stock options held by Mr. Raab, all were granted on September 13, 1997, expire on September 13, 2007, and are exercisable as to 26,666 shares on September 13, 1998, and as to 26,667 shares on each of September 13, 1999 and 2000.

(2) Of the 60,000 stock options held by Mr. Fraser at December 31, 1997, all were granted on September 13, 1997, expire on September 13, 2007, and are exercisable as to 20,000 shares on each of September 13, 1998, 1999, and 2000.

                      REPORT BY THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. A component of overall compensation is the granting of stock options, the award of which is made by the Compensation Committee and is discussed in "Long-Term Stock Incentives," below. The Compensation Committee consists of two Directors whose names are listed at the end of this report, none of whom is a current or former employee of the Company.

         The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values, and performance. To this end, the Compensation Committee established and the Board endorsed an executive compensation philosophy for 1997 which included the following considerations:

                  - a "pay-for-performance" feature that differentiates compensation results based upon the Company's annual financial performance; and

                  - stock incentives, in certain cases, as a component of total compensation in order to closely align the interests of the Company's executives with the long-term interests of shareholders which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation; and

                  - emphasis on total compensation vs. cash compensation, under which base salaries are generally set somewhat lower than competitive levels but which motivates and rewards Company executives with total compensation (including incentive programs) at or above competitive levels, if the financial performance of the Company meets or exceeds goals established for the year.

         For 1997, the Company's executive compensation program was comprised of the following primary components: (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options. Each primary component of pay is discussed below.

         BASE SALARIES. Base salaries paid under employment arrangements between the Company and its executive officers are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, individual experience, and competitive, inflationary, and internal equity considerations. The base salary for Simon Raab, the Company's President and Chief Executive Officer, was increased from 1996 to 1997 based upon such factors as the Company's profitability, cash flow and capital spending for the prior fiscal year, and subjective considerations such as overall employee morale, succession planning, general personnel problems, and competitive positions. The Compensation Committee generally attempts to set base salaries of executive officers at levels which are comparable, but slightly below "market" rates, as determined from information gathered by the Company from publicly traded companies which are similar in size and in the same industry group as the Company and which were used by Dow Jones in compiling the Industrial Technology Index appearing in the performance graph set forth below. The Compensation Committee believes that for the year ended December 31, 1997, executive salaries, including the salary paid to Mr. Raab, the Company's President and Chief Executive Officer, was less than the range of salaries paid by the companies surveyed.

         ANNUAL CASH INCENTIVES. Company executives are eligible to receive annual cash bonus awards to focus attention on achieving key goals pursuant to bonus plans designed to provide competitive incentive pay only in the event such objectives are met or exceeded. The objectives include specific targets for earnings as reflected in the Company's financial plan submitted by management and approved by the Compensation Committee and the Board based on a variety of factors, including viability of the target growth rate and amount of earnings appropriate to satisfy shareholder expectations.

         During the year ended December 31, 1997, Simon Raab, the Company's Chief Executive Officer, exceeded the goals established by the Compensation Committee and it awarded Mr. Raab a bonus equal to one percent of the Company's 1996 net income for the before income taxes.

         LONG-TERM STOCK INCENTIVES. Long-term stock incentives, which are a component of compensation, are awarded by the Compensation Committee of the Board. The Compensation Committee consists of the two Directors whose names are listed at the end of this report, each of whom qualifies as a disinterested person for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee administers the Company's 1993 Stock Option Plan (the "1993 Plan"), 1997 Employee Stock Option Plan (the "1997 Plan"), and 1997 Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan") (the 1993 Plan, 1997 Plan, and Nonemployee Director Plan are collectively referred to as the "Plans"), and determines the recipients of the nonqualified and incentive Plans and non-Plan stock options and the exercise price of such stock options on the date of grant.

         The 1993 Plan provides for the grant of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options, for federal income tax purposes, to officers and other key employees of the Company, and nonqualified stock options to nonemployee directors of the Company. The 1997 Plan provides for the grant of incentive stock options and nonqualified stock options to officers and key employees of the Company. The Nonemployee Director Plan provides for the grant of nonqualified stock options and formula options to nonemployee directors. The 1993 Plan was originally adopted by the Board and shareholders in 1993. Grants to executives under the Company's 1993 Plan and 1997 Plan are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

         Grants of stock options generally are limited to officers and other key employees and managers, of the Company who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. Incentive stock options and nonqualified stock options are granted for terms up to ten years, and are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of key Company personnel by competitors and others. In evaluating annual compensation of executive officers, the Compensation Committee takes into consideration the stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of company managers with the long-term interests of shareholders, and takes the number of options granted to an into consideration in determining base salaries of executive officers. In granting stock options to executive officers, the Compensation Committee considers the number and size of stock options already held by an executive officer when determining the size of stock option awards to be made to the officer in a given fiscal year.

         Messrs. Raab and Fraser were granted stock options in 1997 to acquire 80,000 shares and 60,000 shares, respectively, of the Company's Common Stock. At March 13, 1998, the executive officers appearing in the Summary Compensation Table held stock or currently held the right to acquire stock representing less than one percent of the Company's outstanding Common Stock; however, on March 13, 1998, trusts in which said executive officers are directly or indirectly the sole beneficiaries held 32.21% of the Company's outstanding Common Stock.

         SECTION 162(M). Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), which prohibits a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is any employee who appears in the Summary Compensation Table who is also employed by the Company on the last day of the Company's calendar year. The Compensation Committee does not expect the deductibility of compensation paid in 1997 to any executive officer to be affected by Section 162(m). The Compensation Committee may consider alternatives to its existing compensation programs in the future with respect to qualifying executive compensation for deductibility.

         The Company generally is entitled to a tax deduction upon an employee's exercise of nonqualified options in an amount equal to the excess of the value of the shares over the exercise price. Such deduction is considered compensation for purposes of the Dollar Limitation with respect to options having an exercise price less than fair market value at the date of grant. Deductibility of compensation in future years to Messrs. Raab and Fraser may be affected by the Dollar Limitation if they remain covered employees and exercise options in amounts which would result in compensation to Mr. Raab and/or Mr. Fraser exceeding the Dollar Limitation in any year. As of December 31, 1997, Messrs. Raab and Fraser held options to acquire 80,000 and 60,000 shares, respectively, of the Company's Common Stock, with values of $945,000 and $708,750, respectively. Of the options held by Messrs. Raab and Fraser at year end, all expire on September 13, 2007, and none are currently exercisable. Messrs. Raab and Fraser have each agreed to cooperate with the Company in exercising their options so as to minimize any loss of deductibility due to the Dollar Limitations.

         CONCLUSION. As described above, the Company's executive compensation program provides a link between total compensation and the Company's performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program has been established since the Company's establishment of its first stock option plan in 1993, and has been a significant factor in the Company's growth and profitability and the resulting gains achieved by the Company's shareholders.

                             COMPENSATION COMMITTEE

                                Hubert d'Amours
                                  Andre Julien

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Messrs. Hubert d'Amours and Andre Julien. Prior to his resignation as a director of the Company on March 9, 1998, Mr. Martin Koshar also served on the Compensation Committee as its Chairman. Currently, Mr. Julien serves as Chairman of the Committee. Stock option grants are considered part of the overall compensation for executive officers of the Company. There were no transactions during the year ended December 31, 1997 between the Company and members of the Compensation Committee or entities in which they own an interest.

                                 DIRECTORS FEES

         Directors of the Company who are not executive officers receive fees of $1,000 for each Board meeting attended, and $500 per committee meeting attended, plus the expenses of attending meetings. During 1997, Messrs. d'Amours, Colley, Julien, Alexandre Raab, and Schipper earned directors' fees of $1,000, $2,000, $2,000, $1,000, and $2,000, respectively.

         Generally, upon election to the Board, each director who is not an executive officer is granted a stock option to acquire 3,000 shares of Common Stock. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on The Nasdaq Stock Market on the date the director is elected or reelected to the Board. Options granted to Directors generally are granted upon the same terms and conditions as options granted to executive officers and key employees. Additionally, the Company's 1997 Nonemployee Directors' Fee Plan permits nonemployee directors to elect to receive directors' fees in the form of common Stock rather than cash. Common Stock issued in lieu of cash directors' fees are issued at the end of the quarter in which the fees are earned, with the number of shares being based on the fair market value of the Common Stock for the five trading days immediately preceding the last business day of the quarter. Directors may defer the receipt of fees for federal income tax purposes, whether payable in cash or in Common Stock. During the year ended December 31, 1997, all nonemployee directors' fees were paid in cash.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases its headquarters from Xenon Research, Inc. ("Xenon"), all of the issued and outstanding capital stock of which is owned by Simon Raab, the Company's President and Chief Executive Officer, and Diana Raab, his spouse. The term of the lease expires on February 28, 2001, and the Company has two five-year renewal options. Base rent under the lease was $150,000 for 1997. Upon completion of the expansion of the leased facility, base rent increased to $300,000 per annum, beginning February 1, 1998. Base rent during renewal periods will reflect changes in the U.S. Bureau of Labor statistics consumer Price Index for all Urban Consumers. The terms of the lease were approved by an independent committee of the Company's Board of Directors upon review of an independent market study of comparable rental rates and such terms are, in the opinion of the Board of Directors, no less favorable than those that could be obtained on an arm's-length basis.


                                PERFORMANCE GRAPH

         The following line graph compares the Company's cumulative total shareholder return with the cumulative total shareholder return of the Dow Jones Equity Market Index and the Dow Jones Industrial Technology Index since the Company's initial public offering in September 1997 assuming in each case an initial investment of $100 on September 18, 1997:

                              FARO           Dow Jones
  Measurement Period     Technologies,      Industrial        Dow Jones
(Fiscal Year Covered)         Inc.          Technology        Global-US
-----------------------------------------------------------------------
        9/18/97             100.00            100.00            100.00
        9/30/97             100.77            100.40            100.05
       10/31/97              83.85             85.99             96.91
       11/30/97              75.38             88.86            101.29
       12/31/97              71.54             88.31            103.32




                        SELECTION OF INDEPENDENT AUDITORS

         At the meeting of the Board of the Company held on February 19, 1998, the Board selected Deloitte & Touche LLP to serve as the independent auditors for the Company for the year ending December 31, 1997. Representatives of Deloitte & Touche LLP are expected to be present at the stockholders' meeting to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

         Any stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than November 25, 1998. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

         If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the directors as set forth under "Election of Directors" above. Pursuant to the Company's Certificate and applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any of the proposals to be presented at the meeting.

         The presence of a stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company.

         If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

                                    By Order of the Board of Directors



March 25, 1998                      GREGORY A. FRASER, Ph.D.
                                    Secretary

                                                                        APPENDIX


                                    P R O X Y

                             FARO TECHNOLOGIES, INC.

             THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1998

         The undersigned stockholder appoints SIMON RAAB and GREGORY A. FRASER, or either of them, as proxy with full power of substitution, to vote the shares of voting securities of FARO Technologies, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company, 125 Technology Park, Lake Mary, Florida, on Monday, April 27, 1998, at 10:00 a.m., local time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxy is instructed to vote as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

PLEASE CHECK THE BOXES BELOW, SIGN, DATE AND RETURN THIS PROXY TO FIRSTAR TRUST COMPANY, 1555 NORTH RIVER CENTER DRIVE, SUITE 301, MILWAUKEE, WISCONSIN 53212, IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

             - DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED -





                 FARO TECHNOLOGIES, INC. 1998 ANNUAL MEETING

1. ELECTION OF DIRECTORS
   (each to serve for a term of three years)

         1 - ALEXANDRE RAAB

         2 - NORMAN H. SCHIPPER, Q.C.


         [ ] FOR all nominees                [ ] WITHHOLD AUTHORITY
           listed to the left (except        to vote for all nominees
           as specified below).              listed to the left.



(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW)


________________________________________________________________________________


In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.


Check appropriate box         DATED:_________________              NO. OF SHARES
Indicate changes below:
Address change?  [ ]    Name Change?  [ ]

                                 _______________________________________________



                                 _______________________________________________
                                    SIGNATURE(S) IN BOX
                                    (Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are jointly held, each holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person).